Exhibit 10.01
PERFORMANCE UNIT AWARD AGREEMENT

This Performance Unit agreement (“Agreement”), effective as of February 23, 2017 (“Grant Date”), is between NuStar GP, LLC (the “Company”), NuStar Services Company LLC and the recipient of this Agreement (“Participant”), a participant in the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan, as the same may be amended (the “Plan”), pursuant to and subject to the provisions of the Plan. All capitalized terms contained in this Agreement shall have the same definitions as are set forth in the Plan unless otherwise defined herein. The terms governing this Award are set forth below. Certain provisions applicable to this Agreement are set forth on Appendix A.

1.
Grant of Performance Units. The Compensation Committee of the Board of Directors of the Company (the “Committee”) hereby grants, pursuant to Section 6.4 of the Plan, to Participant the number of Performance Units under the Plan communicated to the Participant by the Participant’s manager, which represents the target number of Performance Units subject to this Agreement, which grant is subject to the terms and conditions of this Agreement and the Plan. A “Performance Unit” is an unfunded, unsecured contractual right (commonly referred to as a “phantom unit”) which, upon vesting, entitles Participant to receive a Unit of NuStar Energy L.P. No DERs are granted in connection with this Award of Performance Units.

2.
Performance Period. Except as provided below with respect to a Change of Control, the performance period for any Performance Units eligible to vest on any given Normal Vesting Date (as defined below) shall be the calendar year ending on the December 31 immediately preceding such Normal Vesting Date (each, a “Performance Period” and specifically, with respect to each of the 2017, 2018 and 2019 calendar years, the “Year 1 Performance Period,” the “Year 2 Performance Period,” and the “Year 3 Performance Period,” respectively).

3.	Vesting and Settlement.

A.
Vesting. Except as otherwise provided in this Agreement, the Performance Units granted hereunder shall vest, subject to Section 4, over a period of three years in equal, one-third increments (provided, however, that if such increments would otherwise result in a fractional Performance Unit with respect to the applicable Annual Tranche, such fractional Performance Unit shall be rounded to the nearest whole number) (each increment, an “Annual Tranche” and specifically, with respect to the applicable Performance Period for each of the 2017, 2018 and 2019 calendar years, the “Year 1 Annual Tranche,” the “Year 2 Annual Tranche,” and the “Year 3 Annual Tranche,” respectively). Except as otherwise provided in this Agreement, the applicable portion, if any, of the Year 1 Annual Tranche, the Year 2 Annual Tranche and the Year 3 Annual Tranche shall vest on the respective dates that the Committee certifies the attainment of the Performance Goals applicable to this Award (“Performance Measures”) for the applicable Performance Period in accordance with Section 4 following completion of the applicable Performance Period (each of these three vesting dates is referred to as a “Normal Vesting Date”). In no event shall the Normal Vesting Date for a Performance Period be later than March 15th of the calendar year following the calendar year in which the applicable Performance Period ends. In no event shall any Performance Units granted hereunder that form part of a particular Annual Tranche be eligible to vest following the Normal Vesting Date applicable to such Annual Tranche. Any Performance Units granted hereunder that form part of a particular Annual Tranche and that do not vest as of the Normal Vesting Date applicable to such Annual Tranche shall be automatically and immediately forfeited for no consideration. In no event shall a number of Performance Units greater than 200% of the number set forth in Section 1 vest under any circumstances.

B.
Settlement. Except as provided otherwise in Section 6, any Performance Units that vest pursuant to this Agreement shall be settled as soon as reasonably practical after the applicable Normal Vesting Date and in all events no later than March 15 of the calendar year following the end of the applicable Performance Period. This Agreement and the Award evidenced hereby are intended to comply with or otherwise be exempt from, and shall be administered consistently in all respects with, Section 409A of the Code and the regulations promulgated thereunder. If necessary in order to attempt to ensure such compliance, this Agreement may be reformed, to the extent possible, unilaterally by the Company consistent with guidance issued by the Internal Revenue Service. Participant agrees that the Units to which Participant will be entitled in connection with the vesting, if any, of each Performance Unit may be in uncertificated form and recorded with the Company’s or its Affiliates’ service provider.

4.	Performance Measures.

A.
Performance Unit Vesting for the Year 1 Performance Period. The Year 1 Annual Tranche shall vest based on the distribution coverage ratio achieved by NuStar Energy L.P. (“DCR”) during the Year 1 Performance Period as follows:

Level	DCR	Percentage of Year 1 Annual Tranche Vesting (Year 1 Performance Multiplier)
Below Threshold	Below 1.00 : 1	0%
Threshold	1.00 : 1	90%
Target	1.01 : 1	100%
Exceeds Target	1.05 : 1	150%
Maximum	1.10 : 1	200%

If actual performance is between performance levels, the Year 1 Performance Multiplier will be interpolated on a straight line basis for achievement between performance levels. Notwithstanding the foregoing, the Committee has full discretion to vest between 0%

and 200% of the Year 1 Annual Tranche, regardless of the DCR for the Year 1 Performance Period.

B.
Performance Unit Vesting for Year 2 and Year 3. The Committee will designate the Performance Measures that will apply for the Year 2 Performance Period and the Year 3 Performance Period (the “Year 2 Performance Measures” and the “Year 3 Performance Measures,” respectively) in the first quarter of the applicable calendar year based on the Company’s approved budget for such applicable year. Within the Committee’s discretion, the Year 2 Performance Measures and the Year 3 Performance Measures may result in the vesting of greater than 100% (up to 200%) of the Year 2 Annual Tranche and the Year 3 Annual Tranche, respectively. The Year 2 Performance Measures and the Year 3 Performance Measures shall be applied to the Year 2 Annual Tranche and the Year 3 Annual Tranche, respectively, to determine the Performance Units that vest with respect to the applicable Performance Period. Notwithstanding the foregoing, the Committee has full discretion to vest between 0% and 200% of the applicable Annual Tranche, regardless of the level of Performance Measures achieved by NuStar Energy L.P. for that year.

5.	Termination of Employment.

A.
Voluntary Termination and Termination for Cause. Except for a Change of Control, if Participant’s employment is voluntarily terminated by Participant (other than through Participant’s death), or is terminated by the Company or an Affiliate for Cause, any Annual Tranche for a Performance Period not completed as of the date of termination shall be automatically forfeited for no consideration; provided, however, that a Participant who remains continuously employed with the Company or an Affiliate from the Grant Date through the last day of a Performance Period will be entitled to the Performance Units for such completed Performance Period in accordance with Section 4, whether or not Participant remains employed by the Company or an Affiliate until the Normal Vesting Date applicable to the completed Performance Period.

B.
Death, Disability and Termination by the Company Other Than for Cause. Except for a Change of Control, if Participant experiences a Disability (as defined below) or if Participant’s employment with the Company or an Affiliate is terminated by the Company or an Affiliate other than for Cause (at a time when Participant is otherwise willing and able to continue providing services) or as a result of Participant’s death (each, a “Triggering Event”), and the then-current Performance Period will be completed in fewer than 30 days after such Triggering Event, the Annual Tranche applicable to the then-current Performance Period shall vest and be settled in accordance with Sections 3 and 4 as if Participant had remained employed through the last day of the Performance Period. Any Performance Units that fail to vest for the then-current Performance Period after the application of the previous sentence, including any Performance Units for any Performance Periods that would otherwise have commenced following the Triggering Date, shall be automatically and immediately forfeited for no consideration. Any Performance Units that vest pursuant to this Section 5B shall be settled as soon as administratively practicable after the applicable Normal Vesting Date and in all events no later than March 15 of the calendar year following the end of the calendar year in which the applicable Triggering Event occurs. For purposes of this Agreement, “Disabled” or “Disability” means (i) the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the receipt of income replacements by Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for a period of not less than three (3) months under the accident and health plan of the Company or an applicable Affiliate thereof.

6.
Change of Control. Upon a Change of Control, with respect to then-outstanding Performance Units, all applicable Performance Goals will be deemed achieved at maximum levels and all such Performance Units shall automatically vest in full. Any Performance Units that vest pursuant to this Section 6 shall be settled as soon as administratively practicable after the Change of Control and in all events no later than March 15 of the calendar year following the end of the calendar year in which the Change of Control occurs.

7.
Withholding. The Company or one of its Affiliates will withhold any taxes due from Participant’s grant as the Company or an applicable Affiliate determines is required by law, which, in the sole discretion of the Committee, may include withholding a number of Performance Units or the Units issuable thereunder otherwise payable to Participant.

8.
Acceptance and Acknowledgement. Participant hereby accepts and agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and any subsequent amendment or amendments thereto, as if it had been set forth verbatim in this Award. Participant shall be deemed to have timely accepted this Agreement and the terms hereof if Participant has not explicitly rejected this Agreement in writing to the Company within sixty (60) days after the Grant Date. Participant hereby acknowledges receipt of a copy of the Plan, this Agreement and Appendix A. Participant has read and understands the terms and provisions thereof, and accepts the Performance Units subject to all of the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Units or disposition of the underlying Units and that Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

9.
Plan and Appendix Incorporated by Reference. The Plan and Appendix A are incorporated into this Agreement by this reference and are made a part hereof for all purposes; provided, however, that, in the event of a conflict between the Plan and this Agreement or between the Plan and Appendix A, the Plan shall control.

10.
Restrictions. This Agreement and Participant’s interest in the Performance Units granted by this Agreement are of a personal nature and, except as expressly provided in this Agreement or the Plan, Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, alienated, transferred, conveyed or otherwise disposed of or encumbered in any manner by Participant. Any such attempted sale, mortgage, pledge, assignment, alienation, transfer, conveyance, disposition or encumbrance shall be void, and the Company and its Affiliates shall not be bound thereby.

NUSTAR GP, LLC

By:    /s/ Bradley C. Barron
Bradley C. Barron
President & Chief Executive Officer

NUSTAR SERVICES COMPANY LLC

By:    /s/ Bradley C. Barron
Bradley C. Barron
President & Chief Executive Officer

APPENDIX A

1.
No Guarantee of Tax Consequences. None of the Board, the Company or any Affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to Participant (or to any person claiming through or on behalf of Participant) or assumes any liability or responsibility with respect to taxes and penalties and interest thereon arising hereunder with respect to Participant (or to any person claiming through or on behalf of Participant).

2.
Successors and Assigns. The Company and NuStar Services Company LLC may assign any of their respective rights under this Agreement. This Agreement shall be binding and inure to the benefit of the successors and assigns of the Company and NuStar Services Company LLC. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the Performance Units may be transferred by will or the laws of descent or distribution.

3.	Governing Law. The validity, construction and effect of this Agreement shall be determined by the laws of the State of Delaware without regard to conflict of laws principles.

4.
No Rights as Unitholder. Neither Participant nor any person claiming by, through or under Participant with respect to the Performance Units shall have any rights as a unitholder of NuStar Energy L.P. (including, without limitation, voting rights) unless and until the Performance Units vest and are settled by the issuance of Units.

5.
Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel this Agreement and/or the Performance Units; provided, that no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.

6.
No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon Participant any right to be retained in any position, as an Employee or Director of the Company or any Affiliate thereof. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or any Affiliate thereof to terminate Participant’s service at any time, with or without Cause.

7.
Notices. Any notice required to be delivered to the Company or NuStar Services Company LLC under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal offices. Any notice required to be delivered to Participant under this Agreement shall be in writing and addressed to Participant at Participant’s address as then shown in the records of the Company. Any party hereto may designate another address in writing (or by such other method approved by the Company) from time to time.

8.
Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by such party to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the parties hereto.

9.
Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.